NAQI LOGIX INC.

FIRST AMENDMENT TO
INDEPENDENT CONTRACTOR AGREEMENT

RECITALS:

A. The Company (as defined below) and the Contractor (as defined below) entered into an Independent Contractor Agreement dated April 12, 2021 (the "Original Date") as an original agreement (the "Original Agreement").

B. The Company and the Contractor wish to amend the Original Agreement in the manner contemplated herein.

This First Amendment to Independent Contractor Agreement (this "First Amendment") is in effect as at April 12, 2021 (the "Effective Date") by and between NAQI LOGIX INC. (the "Company"), a corporation existing under the Business Corporations Act (British Columbia) (the "Act"), and 0711626 B.C. LTD. (the "Contractor").

In consideration of the mutual covenants and representations set forth below, the Company and the Contractor agree as follows:

1. The Section of 3. FEES of the Original Agreement be amended as follows:

Section 3

In consideration of the Services provided, the Company shall pay to the Contractor a fee of USD$10,000 per month (the "Fee") where such payments will be payable once the Company has secured the necessary funds for such payments and following receipt by the Company of an invoice prepared by the Contractor outlining the extent of Services provided for each month. The Contractor agrees to clearly reference the applicable tax registration number(s) on all such invoices provided to the Company.

2. The Section of 16. CURRENCY of the Original Agreement be amended as follows:

Section 16

All dollar amounts set forth or referred to in this Agreement refer to United States of America currency ("USD").

EXECUTION AND DELIVERY:

This Agreement may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[signature page as follows]

IN WITNESS OF WHICH the parties have duly executed this Agreement.

NAQI LOGIX INC.		0711626 B.C. LTD.

By:	/s/ Mark Godsy	By:	/s/ Mark Godsy
	Mark Godsy, CEO		Mark Godsy, President